EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of the 10th day of January 2006, by and between TELECOMM SALES NETWORK, INC., a Delaware corporation (the “Company”) and J. LLOYD BREEDLOVE, an individual (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company is engaged in the manufacture and marketing of infection prevention and control products broadly defined; and

WHEREAS, the Company desires to employ the services of a President, Chief Executive Officer and Chairman of the Board pursuant to the terms of a written employment agreement; and

WHEREAS, the Company desires to engage the services of Executive as its President, Chief Executive Officer and Chairman of the Board, and Executive is willing to accept such engagement, all on and subject to the terms and conditions hereinafter set forth,

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby unconditionally acknowledged, the parties hereto do hereby agree as follows:

1.  Employment. During the Term (hereinafter defined) of this Agreement, the Company hereby employs Executive as its President, Chief Executive Officer and Chairman of the Board, and Executive hereby accepts such employment, upon and subject to the terms and conditions set forth in this Agreement.

2. Executive's Duties and Responsibilities.

  2.1. Executive will, during the Term of this Agreement, have all of the duties, powers and authority and will perform all services customarily associated with the positions of President and Chief Executive Officer as well as such other duties and services consistent with such position as the Company’s Board of Directors may assign to him from time to time during the Term of this Agreement. In such capacity, Executive shall have primary responsibility for the business of the Company. Executive’s authority to bind the Company to any commitment or obligation is subject to the applicable provisions of the Company’s by-laws, any agreement to which the Company is a party, and any policies or resolutions established or adopted by the Board of Directors during the Term hereof. Executive shall perform such services diligently, in good faith and in a manner consistent with the best interests of the Company. Executive further agrees to use his best efforts at all times during the Term hereof to preserve, protect, enhance, and maintain the trade, business and goodwill of the Company. Executive will devote substantially all of his business time and efforts to the performance of his services under this Agreement during the Term hereof.

2.2.  Executive shall perform his services wherever his services are required. The Company acknowledges that Executive resides in Charlotte, North Carolina and will render his services from North Carolina, however, when and to the extent required to perform the services provided for under this Agreement, Executive will travel (at the Company’s expense) to such other locations where the Company requires such services. Executive will not be required to relocate his current residence at any time during the Term hereof.

2.3.  During the Term of this Agreement, Executive shall provide the Company with notice of all proposed transactions or opportunities that may be brought to his attention or otherwise introduced to him in the infection prevention and control field promptly after the Executive’s knowledge or receipt of notice thereof and the Company shall have the exclusive right as between the Company and Executive to take advantage or otherwise act upon any of such proposed transactions or opportunities.

  2.4.  In the event that, at any time during the Term hereof, the Company decides to obtain key man life insurance on Executive’s life, with the Company as the beneficiary thereof, Executive will cooperate with the Company and its insurer in its effort to obtain such insurance.

3.  Term.

3.1. The term of this Agreement shall commence on the date of closing under that certain Agreement and Plan of Merger dated as of November 11, 2005 by and among the Company, TSN Acquisition Corporation, and EnviroSystems, Inc. (the “Merger Agreement”) and shall terminate on the third anniversary thereafter (the “Term”). In the event that such closing does not occur by December 31, 2005, either party may terminate this Agreement upon ten (10) days notice to the other. This Agreement is subject to earlier termination as provided in Section 3.2 hereof.

    3.2.  Pursuant to the provisions of Section 3.1 above, the Term of this Agreement shall terminate on the earlier to occur of any of the following events:

(a) The death of Executive;

(b) The Permanent Disability (hereinafter defined) of Executive as provided in Section 6 hereof; or

(c) The failure and/or refusal of Executive to perform his services or comply with his obligations under this Agreement and/or any breach of any of his representations, warranties, obligations or covenants under this Agreement, provided that, with respect to any such failure, refusal or breach which is curable, Executive is given notice thereof by the Company and fails to cure any such breach within thirty (30) days after such notice; or

    (d) A final conviction of Executive for a felony or other crime involving embezzlement, fraud or misappropriation of funds, in all of such instances to the extent such crimes involve the Company or its subsidiaries or affiliated companies; or

   (e)  Upon five (5) days notice from Executive in the event of an assignment for the benefit of the Company’s creditors or a final adjudication of bankruptcy, insolvency, receivership, or any such similar action against the Company; or

    (f)  Upon twelve (12) months notice to Executive by the Company, without any cause whatsoever; or

(g) )  The delivery of notice to the Company by Executive of the termination of this Agreement for any breach or default by the Company of any of its representations, warranties, obligations or covenants under this Agreement, provided that, with respect to any such breach or default which is curable, any such breach or default is not cured within thirty (30) days after such notice from Executive.

3.3.  In the event of the termination of this Agreement by the Company pursuant to Section 3.2(f) hereof, the Company will pay Executive, in a lump sum on the effective date of any such termination, an amount equal to twelve (12) months of the Base Salary then in effect.

4. Compensation. In consideration of the performance of the Executive's services under this Agreement during the Term hereof, the Company shall pay Executive the following compensation:

4.1. The Company will, on the 1st day of the Term hereof, pay to Executive a signing bonus in the amount of Fifty Thousand Dollars ($50,000).

    4.2.  An annual base salary of Two Hundred Twenty Five Thousand Dollars ($225,000) in the first year of the Term hereof, Two Hundred Fifty Thousand Dollars ($250,000) in the second year of the Term hereof, and Two Hundred Fifty Thousand Dollars ($250,000) in the third year of the Term hereof (the “Base Salary”), such salary to be paid to Executive in twelve (12) equal monthly installments (less all applicable withholding and other payroll tax deductions), in advance, on the first day of each month during the Term hereof. The Base Salary for the first and last month of the Term hereof shall be prorated based upon the number of days in each of such months (and such prorated Base Salary for the first month of the Term hereof (less all such deductions) will be paid to Executive upon the first day of the Term of this Agreement).

4.3. The Company shall, in addition to the Base Salary, reimburse Executive for all ordinary and necessary out-of-pocket expenses incurred by him in the performance of his services under this Agreement, subject to and upon receipt by the Company of invoices or other documentation in support thereof. Such expenses for which Executive shall be entitled to reimbursement shall include, but not be limited to, travel, entertainment and lodging expenses.

4.4. In addition to the Base Salary, Executive shall be entitled to participate in all benefit programs of the Company which are in effect during the Term hereof for its executive officers, including, without limitation, any retirement, pension (including 401K plans), profit sharing, insurance, hospitalization, disability or other employee benefit plan of any type (including, without limitation, any incentive, profit sharing, bonus or stock option plan), it being understood that Executive shall have the same rights and privileges to participate in such Company benefit plans as any other officer or executive employee of the Company, except for any perquisites granted pursuant to separate employment agreements between the Company and its officers. Specifically, the Company shall provide Executive, in each year during the Term hereof, with (i) three weeks paid vacation (Executive will use his best efforts to schedule such vacation so as not to interfere with any material activities of the Company), (ii) a $750 per month automobile allowance, which allowance will be paid to Executive on the first day of each month during the Term hereof, (iii) a life insurance policy, the beneficiary of which will be Executive or his designee(s), in the face amount of Two Million Dollars ($2,000,000), (iv) health, accident, disability and dental insurance for Executive, his spouse and dependent children, and (v) stock and stock options as provided for in Section 5 hereof.

5.  Stock and Stock Options.

5.1.  At such time during the Term of this Agreement as the shares of the Company’s publicly traded common stock achieve a closing price of $5 or more for thirty (30) consecutive trading days with per day trading volume on each of such days of more than 50,000 shares, the Company will cause Mastodon Ventures, Inc. (“Mastodon”), or its designee, to transfer to Executive 100,000 unregistered shares of the Company’s common stock owned by Mastodon, or such designee. (the “Shares”).

    5.2.  Prior to the commencement of the Term of this Agreement, the Company has or will adopt a stock option plan (the “Plan”) pursuant to which a total of 2,400,000 shares of the Company’s common stock is or will be authorized for issuance to executives and employees of the Company at an exercise price of $2.50 per share. As an inducement to Executive entering into this Agreement, the Company will issue to Executive pursuant to the Plan, within ten (10) days after the first day of the Term hereof, a qualified stock option (the “Option”), exercisable for a period of five years from the date of issuance, to purchase up to 750,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price of $2.50 per share. The Option will provide that Executive’s right to acquire the Option Shares shall vest as follows: (i) 250,000 Option Shares on the first day of the Term of this Agreement, (ii) 250,000 Option Shares on the first day of the second year of the Term of this Agreement, and (iii) 250,000 Option Shares on the first day of the third year of the Term of this Agreement. Notwithstanding the foregoing, (x) all of the Option Shares which have not vested will immediately vest upon the death of Executive or upon a “Change of Control” (hereinafter defined), and (y) fifty percent (50%) of the Option Shares which have not vested will immediately vest at such time as the Company’s gross revenues reach Five Million Dollars ($5,000,000) in any calendar year during the Term of this Agreement and all of the Option Shares which have not vested will immediately vest at such time as the Company’s gross revenues reach Ten Million Dollars ($10,000,000 in any calendar year during the Term of this Agreement). For purposes of this Agreement, a “Change of Control” shall occur or be deemed to have occurred at such time as (A) any “person” (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent or more of the combined voting power of the Company’s outstanding securities, or (B) the Board of Directors of the Company (exclusive of Executive’s vote or consent) shall have determined that an event, other than as described in clause (A) of this Section, results in a Change of Control.

  5.3.  Executive will execute any lock-up agreement with respect to the Shares and/or the Option Shares which is requested by any placement agent or underwriter of the Company’s securities, provided that such lock-up agreement is on the same terms and conditions as the lock-up agreement signed by the other officers and directors of the Company at the time and with respect to such request.

6. Disability. Notwithstanding anything to the contrary contained in this Agreement, if, during the Term hereof, Executive suffers a Permanent Disability (hereinafter defined), the Company shall continue to pay Executive the Base Salary during the period of such disability, provided, however, that in the event Executive is so disabled for a period of sixty (60) consecutive days or ninety (90) days in any year during the Term hereof (the “Disability Period”), the Company may terminate this Agreement at any time after any such Disability Period. The term “Permanent Disability” shall mean the inability of Executive to perform a material portion of his services under this Agreement as determined by an independent physician selected by the Company.

7. Confidentiality and Non-Disclosure Covenant. During the Term of this Agreement, Executive hereby acknowledges that he will obtain and be entrusted with unpublished and material confidential and proprietary information relating to the Company (for purposes of this Section 7, this shall include the Company and all subsidiaries thereof), such information to include information with respect to the Company’s present and proposed business and operations including, without limitation, financial information relating to the Company's present and proposed business and operations, the cost and pricing of the Company’s products and services, proposed acquisitions of the Company, product formulations and manufacturing processes and techniques, the terms of all material agreements to which the Company is a party and the sources and terms of the Company’s existing or proposed debt or equity financing. All of such information that may be obtained by Executive shall, for purposes hereof, be referred to herein as “Confidential Information”. Executive hereby agrees that, unless the Confidential Information becomes publicly known through legitimate origin not involving any improper act or omission of Executive, neither he, nor any entity or person owned or controlled directly or indirectly by him, shall, during the Term of this Agreement or thereafter, use for his own benefit or for the benefit of others for any purpose and in any manner whatsoever, divulge to any person, firm, corporation or other entity or otherwise publish or disclose any Confidential Information (except as necessary in connection with the performance of Executive's services under this Agreement). This Section 7 shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, Executive shall not be in breach of this covenant with respect to any use or disclosure of any Confidential Information by him which is or becomes available in the public domain or is required as a result of any legal process served upon him in any judicial or administrative proceeding (provided that Executive provides prompt notice of any such process served upon him in order to enable the Company to timely contest the same, at its expense), or was obtained by Executive from a third party without such third party's breach of agreement or obligation of trust.

8. Non-Competition; Non-Solicitation.

8.1. Executive acknowledges and recognizes the highly competitive nature of the business and proposed business of the Company and hereby agrees that, during the Term hereof and for a period of one year after the expiration or any earlier termination of the Term of this Agreement (other than any such earlier termination by Executive pursuant to the provisions of Section 3.2(g) hereof) (such period to be referred to hereinafter as the “Applicable Period”), he will not, directly or indirectly, on his own behalf or in the service of or on behalf of others, whether as an officer, director, stockholder, partner, trustee, principal, employee, consultant, agent, or owner of any capital stock, partnership interest or other interest in any corporation, partnership or other entity, or in any other capacity, own an interest in, perform any services or conduct any activity for or on behalf of any entity which is engaged in a business that is competitive with that of the Company, (such prohibited activities being referred to herein as a “Precluded Business Activity”). Executive acknowledges that, due to the nature of the Company’s business on all continents, it is essential to provide for as broad a geographical limitation as possible with respect to the aforementioned covenant. Without limiting the generality of the foregoing, it is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8.1 to be reasonable, the Executive agrees that in the event it is finally judicially determined by a court of competent jurisdiction that the specified time period or geographical area or scope of the foregoing restriction is unreasonable, arbitrary, or against public policy, contrary to law, invalid and unenforceable, the remaining provisions of this Agreement (including the remaining provisions of this Section) shall not be rendered void, shall not be affected thereby and shall remain in full force and effect and the provisions hereof which are the subject of any such judicial determination shall be deemed amended to apply to any such lesser time period, geographical area, or scope which is judicially determined or indicated to be reasonable, non-arbitrary and not violative of public policy, not contrary to law, invalid and/or unenforceable and such provisions, as modified, may be enforced by the Company against the Executive in accordance with the terms hereof. Notwithstanding the foregoing, nothing contained in this Section is intended to nor shall preclude the ownership by Executive of not more than five (5%) percent of the outstanding securities of any publicly owned corporation or other entity engaged in a Precluded Business Activity, provided that such ownership is solely for investment purposes and is not coupled with any working relationship between Executive and such corporation or entity.

  8.2. Executive will not, at any time during or after the Term hereof, directly or indirectly, (i) solicit the business of any client or customer of the Company for purposes of engaging in activities which are the same or similar to the activities of the Company, or (ii) solicit, interfere with, or endeavor either to cause any employee, agent, consultant, customer or supplier of the Company to leave his or her employment with the Company, or terminate its relationship with the Company, or (iii) induce or attempt to induce any such employee, agent, consultant, customer or supplier to breach any employment agreement or other agreement or arrangement that such employee, agent, consultant, customer, or supplier may have with the Company.

8.3.  Executive hereby acknowledges that the provisions of Section 7 and of this Section 8 are necessary for the protection of the Company's business and goodwill and are considered by Executive to be fair and reasonable. Executive further acknowledges that he has fully and carefully reviewed, considered and understands all of the restrictions imposed upon him under Section 7 and this Section 8. Accordingly, Executive hereby acknowledges and agrees that in the event of any actual or threatened breach by him of the provisions of Section 7 and/or this Section 8, there will be no adequate remedy at law for any such breach or threatened breach and that any such breach or threatened breach may cause irreparable harm to the Company and, therefore, Executive hereby consents in any such instance to the granting of injunctive or other equitable relief to the Company, as a non-exclusive remedy, in any court of competent jurisdiction, without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy at a law or posting a bond therefor.

9. Representations and Warranties. The Company and Executive hereby represent and warrant to each other as follows:

9.1. All action on the part of the Company and Executive necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, has been taken and this Agreement constitutes a valid and legally binding obligation of the Company and Executive, as applicable, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors' rights and by general principles of equity.

9.2. The authorization, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a breach or default under any provision of any instrument, judgment, order, writ, decree or agreement to which the Company or Executive, as applicable, is a party or by which it or he is bound.

9.3. There is no action, suit, proceeding, or investigation pending, or to the knowledge of the Company or Executive, as applicable, currently threatened against the Company or Executive, as applicable, in any way relating to the validity of this Agreement or the right of the Company or Executive, as applicable, to enter into or to perform under this Agreement or consummate the transactions contemplated hereby.

10. Indemnification.

  10.1.  Executive will be entitled to all of the same rights of indemnification granted by the Company to its officers and directors during the Term hereof (including all indemnification rights pursuant to the Company’s Certificate of Incorporation, By-Laws and any professional liability insurance policy obtained and maintained by the Company during the Term hereof).

10.2.  The Company shall indemnify and fully defend, save and hold harmless Executive, if Executive shall at any time or from time to time during the Term hereof suffer any damage, liability, loss, cost or expense (including all reasonable attorneys fees and expenses of counsel reasonably satisfactory to the Company) (collectively, the “Losses”) arising out of or resulting from:

(a) any untruth or inaccuracy in any representation or warranty of the Company, or the breach of any representation or warranty of the Company, contained in this Agreement; or

(b) any failure of the Company to perform or observe any term, provision, covenant or obligation contained in this Agreement; or

(c)  any action or proceeding commenced against Executive by any third party based upon or arising out of the performance of Executive’s services under this Agreement to the fullest extent as permitted under applicable law.

10.3.  If, with respect to a third party, an event occurs or is alleged to have occurred and Executive asserts that the Company has become obligated to provide indemnification to him under this Section 10 (an “Indemnity Claim”), Executive (the “Indemnitee”) shall give written notice promptly to the Company (the “Indemnitor”). The failure to so notify Indemnitor shall not, however, release Indemnitor from any obligation or liability it may have to Indemnitee under this Section unless such failure materially prejudices Indemnitor. Indemnitor agrees to defend, contest or otherwise protect Indemnitee against any Indemnity Claim at Indemnitor’s sole cost and expense. Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of Indemnitee's choice and shall in any event cooperate with and assist Indemnitor to the extent reasonably possible. If Indemnitor fails to timely defend, contest or otherwise protect against such Indemnity Claim, Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Indemnity Claim , and Indemnitor shall be bound by any determination made in such Indemnity Claim or any compromise or settlement effected by the Indemnitee. If Indemnitor assumes the defense of any Indemnity Claim , (a) it will be conclusively established for purposes of this Agreement that the claims made in that Indemnity Claim are within the scope of and subject to indemnification hereunder, (b) no compromise or settlement of such claims may be effected by Indemnitor without Indemnitee's written consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any person and no effect on any other claims that may be made against Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by Indemnitor; and (c) Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its written consent. Notwithstanding anything to the contrary contained in this Section 10, if Indemnitee settles or compromises any Indemnity Claim without Indemnitor’s prior written consent, Indemnitor shall have no obligation for indemnification under this Section 10.

11. Miscellaneous.

11.1. This Agreement constitutes the sole and entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed or modified except by an instrument in writing signed by the party to be bound thereby.

11.2. All notices, consents, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, receipt acknowledged, or mailed by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties hereto as follows (or to such other address and/or to such other persons as either of the parties hereto shall specify by notice given in accordance with this provision):

(a) If to the Company:

Telecom Sales Network, Inc.

516-D River Highway, PMB 297
Mooresville, NC 28117-6830
Attn: Chief Financial Officer

with a copy to:

Gusrae Kaplan Bruno & Nusbaum, PLLC
120 Wall Street, 11th Floor
New York, New York 10005
Attn: Lawrence Nusbaum, Esq.

(b) If to Executive:

J. Lloyd Breedlove
President and CEO
Telecomm Sales Network, Inc.
516-D River Highway, PMB 297
Mooresville, NC 28117-6830

Except as otherwise expressly provided elsewhere in this Agreement, all such notices, consents, requests, demands and other communications shall be deemed given when personally delivered as aforesaid, or, if mailed as aforesaid, on the earlier of (i) the date of receipt or rejection by the addressee, or (ii) the third business day after the date of mailing thereof, except for a notice of a change of address which shall be effective only upon receipt.

11.3. Neither party hereto may assign this Agreement or their respective rights, benefits or obligations hereunder without the written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns. Nothing contained herein is intended to confer upon any person or entity, other than the parties hereto, and their respective successors, heirs, personal representatives, administrators, executors or permitted assigns, any rights, benefits, obligations, remedies or liabilities under or by reason of this Agreement.

11.4. No waiver of this Agreement shall be effective unless in writing and signed by the party to be bound thereby. The waiver by either party hereto of a breach of any provision of this Agreement, or of any representation, warranty, or covenant in this Agreement by the other party hereto shall not be construed as a waiver of any subsequent breach or of any other provision, representation, warranty, or covenant of such other party, unless the instrument of waiver expressly so provides.

11.5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that, in the event of any action or proceeding brought by the Company against Executive to enforce the provisions of this Agreement, such action or proceeding may be brought in a Federal or state court located in the County and State where the main offices of the Company reside. If, however, Executive commences any action or proceeding against the Company to enforce the terms of this Agreement, any such action or proceeding may be commenced in a Federal or state court located in the County and State where the Executive’s main residence resides. By their execution hereof, each of the Company and Executive hereby consent and irrevocably submit to the in personam jurisdiction of such Federal and state courts and agree that any process in any such action or proceeding commenced in any such court under this Agreement may be served upon him, or it, as applicable, personally, by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same full force and effect as if personally served upon him or it in Delaware. Each of the parties hereto hereby waive any claim that the jurisdiction of any such court is not a convenient forum for any such action or proceeding and any defense of lack of in personam jurisdiction with respect thereto. In the event of any action or proceeding under this Agreement, the party prevailing therein shall be entitled to payment from the other party hereto of all of its costs in connection therewith, including its counsel fees and disbursements.

  11.6. The parties hereto hereby agree that, at any time and from time to time during the Term hereof, upon the reasonable request of the other party hereto, they shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to more effectively consummate this Agreement and the transactions contemplated thereby or to confirm or otherwise effectuate the provisions of this Agreement.

11.7. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is finally determined by a court or to any extent to be illegal, invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted hereunder and by law.

  11.8. The parties to this Agreement hereby acknowledge that they have been represented by separate counsel in connection with the negotiations and execution of this Agreement.

  11.9. The Section headings contained in this Agreement are for the purpose of convenience only and are not intended to define or limit the contents of said Sections.

  11.10. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

WITNESS:		TELECOM SALES NETWORK, INC.

	By:	/s/ Steven Hoelscher
Steven Hoelscher, Director
Print Name		Print Name and Title

WITNESS:
/s/ J. Lloyd Breedlov
J. Lloyd Breedlov
Print Name